MICRION CORPORATION AND           EXHIBIT 11
                                     SUBSIDIARIES
                           Statement of Computation of Per
                                    Share Earnings


                                       (unaudited)         (unaudited)
                                  For the three months  For the nine months
                                     ended March 31,     ended March 31,
                                      1995      1996      1995      1996
                                     (in thousands except per share data)

    Net Income                       $710      $446    $1,855    $1,513

    (a) Computation of Primary
          Earnings per Share:

        Weighted average common
        equivalent shares
        outstanding Common stock    3,901     3,907     3,272     3,905
      Common stock equivalents:
        Warrants(1)                    37        53       117        49
        Options (2)                     3        94         2        66
      Weighted average common and
      common equivalent shares
      outstanding                   3,941     4,054     3,391     4,020

      Primary Earnings per Share    $0.18     $0.11     $0.55     $0.38


    (b) Computation of Fully
        Diluted Earnings per Share:

        Weighted average common
         equivalent shares
         outstanding Common
         stock                      3,901     3,907     3,272     3,905
      Common stock equivalents:
        Warrants(1)                    39        55       124        51
        Options (2)                     -       107        16        78
    Weighted average common and
    common equivalent shares
    outstanding                     3,940     4,069     3,412     4,034

     Fully Diluted Earnings
     per Share                      $0.18     $0.11     $0.54     $0.38

    (1) Warrants issued 7/93 for 160,000 shares and 5/94 for 100,000 shares, less shares reacquired under the treasury stock method.

    (2)  Options granted  11/94, 12/94, 5/95,  12/95 and  1/96 under  option plan, less shares required under the treasury stock method.